Exhibit 99.1

Press Release

May 17, 2017	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615
Rexnord Reports Q4 FY17 Financial Results and Initiates FY18 Operating Outlook
Call scheduled for Thursday, May 18, 2017 at 8:00 a.m. Eastern Time
MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)
Fourth Quarter Highlights

•	Net sales were $504 million and up 2% year over year. Core sales(1) were flat, excluding a 2% impact from the Rodney Hunt Fontaine (“RHF”) product line exit. Acquisitions contributed 4% to net sales.

•	Diluted EPS was $0.21, compared with $0.00 in the prior year.

•	Net income(2) was $22 million.

•	Adjusted EPS(1) was $0.35, compared with $0.37 in the prior year.

•	Adjusted EBITDA(1) was $98 million, or 19.5% of net sales.

•	Net debt(1) leverage ratio reduced to 3.1x.
Fiscal 2017 Highlights

•	Net sales were $1.918 billion for fiscal 2017 and essentially flat year over year.

•	Diluted earnings per share was $0.64, compared with $0.66 in the prior year.

•	Net income(2) was $67 million.

•	Adjusted EPS(1) was $1.32, compared with $1.47 in the prior year.

•	Adjusted EBITDA(1) of $347 million, or 18.1% of net sales.

•	Free cash flow(1) was $141 million.
Todd A. Adams, President and Chief Executive Officer, commented, “Our fourth quarter results were in line with our expectations and concluded an important year of strategic progress for Rexnord. We delivered another year of free cash flow conversion above 100% in our fiscal 2017, made substantial progress toward completion of our Supply Chain Optimization and Footprint Repositioning initiatives, developed growing momentum in our organic growth and commercial excellence initiatives, expanded our competitive position in food and beverage end markets with the successful Cambridge acquisition, and significantly reduced our financial leverage. Looking into our fiscal 2018, we are excited about our expanding pipeline of innovation, the expected realization of targeted cost savings and expanding free cash flow, and Rexnord’s prospects for enhanced core growth and shareholder value creation.”
“Our Process & Motion Control platform delivered improved results, both year over year and sequentially as core growth moved to flat versus down six percent in our fiscal 2017 third quarter. Stronger order activity was reflected in a book-to-bill ratio above 1.0x as we continue to experience improving demand from OEMs and end users and stable demand in our industrial distribution channels. As we move into the new fiscal year, we remain focused on leveraging the Rexnord Business System (“RBS”) to bring innovative new products to market, to execute against our compelling growth opportunities in consumer driven end markets, and to leverage our leaner cost structure as core growth turns positive in fiscal 2018.”
"In our Water Management platform, our results were again paced by solid core growth in our nonresidential construction end markets. That growth was offset by the timing of project shipments in water infrastructure end markets, where our book-to-bill ratio exceeded 1.1x in the fourth quarter and our order backlog has increased year over year. As we look forward, we expect to generate positive core growth in our fiscal 2018 and deliver improved profitability through our RBS-directed continuous improvement initiatives.”

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Net Income reflects net income attributable to Rexnord common stockholders.

Fiscal 2018 Outlook
Adams continued, “Our initial outlook for fiscal 2018 is based on the assumption of low single-digit core growth for the full year. We also expect to deliver the savings from our cost reduction programs and solid operating leverage on our sales growth, partially offset by growth investments and some incremental incentive compensation. We expect our GAAP net income(2) to be in a range of $87 million to $107 million, our Adjusted EBITDA(1) to be in a range of $365 million to $385 million, and our free cash flow to exceed net income.

Fourth Quarter Fiscal 2017 Segment Highlights

Process & Motion Control
Process & Motion Control ("PMC") net sales increased 7% year over year to $314 million in the fourth quarter of fiscal 2017. The Cambridge acquisition contributed 7% to growth, and PMC core growth was flat year over year. Core growth in our consumer-facing and aerospace end markets was offset by lower sales in our process industry end markets.

PMC income from operations for the fourth quarter of fiscal 2017 was $44 million or 13.9% of net sales. Income from operations as a percentage of net sales decreased year over year by 30 basis points primarily due to higher costs and accelerated depreciation associated with our Supply Chain Optimization and Footprint Repositioning program. The impact of incremental investments in our innovation and market expansion initiatives was balanced by our RBS-led productivity gains.

PMC Adjusted EBITDA(1) in the fourth quarter was $70 million and Adjusted EBITDA as a percentage of sales increased 20 basis points year over year to 22.3%.

Water Management
Water Management net sales decreased by 4% year over year to $190 million in the fourth quarter of fiscal 2017. Core net sales decreased 1% year over year, which excludes a 3% adverse impact associated with exiting the RHF product line. Growth in our nonresidential construction end markets was more than offset by the timing of water infrastructure project shipments.

Water Management income from operations was $22 million or 11.6% of net sales for the fourth quarter of fiscal 2017. Operating income as a percentage of net sales increased year over year primarily as a result of lower restructuring expenses and the reduced impact from the exit of RHF. RBS-directed improvements in operating efficiencies also benefited operating income.

Water Management Adjusted EBITDA(1) in the fourth quarter was $34 million and Adjusted EBITDA as a percentage of sales increased 40 basis points year over year to 18.0%.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)
Our guidance for GAAP net income is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Cambridge acquisition), divestitures (such as the RHF product line exit) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. For the purpose of calculating the ultimate impact of our mandatory convertible preferred stock, we show the impact to our adjusted earnings per share by excluding the mandatory convertible preferred stock dividend and using the “if-converted” method of share dilution. This provides insight into how our diluted shares will be affected after these preferred shares are converted to common shares. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Thursday, May 18, 2017 at 8:00 a.m. Eastern Time to discuss its fiscal 2017 fourth quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371

International toll #: 847-585-4405

Access Code: 4482 4279

A live webcast of the call will also be available on the Company’s investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, May 18, 2017 until 11:59 p.m. Eastern Time, May 25, 2017. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international). The passcode for the replay is: 4482 4279#. The replay will also be available as a webcast on the Company’s investor relations website.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2017 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net sales	$503.6	$492.6	$1,918.2	$1,923.8
Cost of sales	328.0	324.8	1,250.2	1,258.6
Gross profit	175.6	167.8	668.0	665.2
Selling, general and administrative expenses	100.1	99.3	413.2	385.7
Restructuring and other similar charges	9.9	24.2	31.6	34.9
Actuarial (gain) loss on pension and postretirement benefit obligations	(2.6)	12.9	(2.6)	12.9
Amortization of intangible assets	8.4	14.3	42.1	57.4
Income from operations	59.8	17.1	183.7	174.3
Non-operating (expense) income:
Interest expense, net	(19.3)	(23.4)	(88.7)	(91.4)
Loss on the extinguishment of debt	—	—	(7.8)	—
Other (expense) income, net	(1.9)	5.6	(5.2)	3.1
Income (loss) from continuing operations before income taxes	38.6	(0.7)	82.0	86.0
Provision (benefit) for income taxes	11.2	(1.5)	7.9	17.1
Net income from continuing operations	27.4	0.8	74.1	68.9
Loss from discontinued operations, net of tax	—	(1.4)	—	(1.4)
Net income (loss)	27.4	(0.6)	74.1	67.5
Non-controlling interest loss	—	(0.2)	—	(0.4)
Net income (loss) attributable to Rexnord	27.4	(0.4)	74.1	67.9
Dividends on preferred stock	(5.8)	—	(7.3)	—
Net income (loss) attributable to Rexnord common stockholders	$21.6	$(0.4)	$66.8	$67.9

Basic net income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.21	$0.01	$0.65	$0.69
Discontinued operations	$—	$(0.01)	$—	$(0.01)
Net income (loss)	$0.21	$(0.00)	$0.65	$0.67
Diluted income (loss) per share attributable to Rexnord common stockholders:
Continuing operations	$0.21	$0.01	$0.64	$0.67
Discontinued operations	$—	$(0.01)	$—	$(0.01)
Net income (loss)	$0.21	$(0.00)	$0.64	$0.66
Weighted-average number of shares outstanding (in thousands):
Basic	103,482	101,248	102,753	100,841
Effect of dilutive stock options	1,486	1,894	2,031	2,469
Diluted	104,968	103,142	104,784	103,310

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted EBITDA	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income (loss) attributable to Rexnord common shareholders	$21.6	$(0.4)	$66.8	$67.9
Dividends on preferred stock	5.8	—	7.3	—
Non-controlling interest loss	—	(0.2)	—	(0.4)
Income tax provision (benefit)	11.2	(1.5)	7.9	17.1
Other expense (income), net (1)	1.9	(5.6)	5.2	(3.1)
Loss on the extinguishment of debt	—	—	7.8	—
Loss from discontinued operations, net of tax	—	1.4	—	1.4
Interest expense, net	19.3	23.4	88.7	91.4
Income from operations	59.8	17.1	183.7	174.3

Adjustments
Depreciation and amortization	26.3	29.4	105.4	115.4
Actuarial (gain) loss on pension and postretirement benefit obligations	(2.6)	12.9	(2.6)	12.9
Restructuring and other similar charges	9.9	24.2	31.6	34.9
Acquisition-related fair value adjustment	—	—	4.3	—
Stock-based compensation expense	3.6	1.7	13.4	7.5
Impact of RHF product line exit (2)	2.7	10.2	12.2	21.3
Last-in first-out inventory adjustments	(2.1)	(2.2)	(2.3)	(0.8)
Other, net (1)	0.4	—	0.8	—
Subtotal of adjustments	38.2	76.2	162.8	191.2
Adjusted EBITDA	$98.0	$93.3	$346.5	$365.5

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net income (loss) attributable to Rexnord common shareholders	$21.6	$(0.4)	$66.8	$67.9
Actuarial (gain) loss on pension and postretirement benefit obligations	(2.6)	12.9	(2.6)	12.9
Supply chain optimization and footprint repositioning initiatives (3)	4.4	1.0	9.6	2.5
Impact of RHF product line exit (2)	2.7	10.7	12.7	23.3
Loss from discontinued operations, net of tax	—	1.4	—	1.4
Loss on the extinguishment of debt	—	—	7.8	—
Restructuring and other similar charges	9.9	24.2	31.6	34.9
Acquisition-related fair value adjustment	—	—	4.3	—
Amortization of intangible assets	8.4	14.3	42.1	57.4
Other, net (1)	2.3	(5.8)	6.0	(3.5)
Dividends on preferred stock	5.8	—	7.3	—
Tax effect on above items	(9.3)	(20.5)	(39.3)	(45.2)
Adjusted net income	$43.2	$37.8	$146.3	$151.6

GAAP diluted net income (loss) per share attributable to Rexnord common shareholders	$0.21	$(0.00)	$0.64	$0.66
Adjusted earnings per share - diluted	$0.35	$0.37	$1.32	$1.47

Weighted-average number of shares outstanding (in thousands)
GAAP diluted weighted-average shares	104,968	103,142	104,784	103,310
Adjustment for assumed conversion of preferred stock into common stock	18,009	—	5,833	—
Adjusted diluted weighted-average shares	122,977	103,142	110,617	103,310

(1)
Includes the impact of foreign currency transactions, sale of long-lived assets, other miscellaneous expenses and a non-controlling interest loss. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended March 31, 2017.

(2)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement. Further, to enhance comparability between historical periods, the pre-tax loss of the RHF product line exit has also been excluded from our Adjusted earnings per share.

(3)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Fourth Quarter Ended
	March 31, 2017			March 31, 2016
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income (loss) from operations	$43.6	$22.0	$(5.8)	$41.7	$(5.3)	$(19.3)
Operating margin	13.9%	11.6%		14.2%	(2.7)%

Actuarial (gain) loss on pension and postretirement benefit obligations	—	—	(2.6)	—	—	12.9
Depreciation and amortization	18.1	8.2	—	19.6	9.8	—
Restructuring and other similar charges	8.8	1.1	—	7.5	16.6	0.1
Stock-based compensation expense	0.6	0.7	2.3	0.7	—	1.0
Loss from discontinued operations, net of tax	—	—	—	1.4	—	—
Impact of RHF product line exit (1)	—	2.7	—	—	10.2	—
Last-in first-out inventory adjustments	(1.2)	(0.9)	—	(4.5)	2.3	—
Other, net	0.1	0.3	—	—	—	—
Adjusted EBITDA	$70.0	$34.1	$(6.1)	$65.0	$33.6	$(5.3)
Adjusted EBITDA margin (2)	22.3%	18.0%		22.1%	17.6%

	Fiscal Year Ended
	March 31, 2017			March 31, 2016
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income (loss) from operations	134.9	85.1	(36.3)	146.8	72.8	(45.3)
Operating margin	11.9%	10.9%		13.3%	8.8%

Actuarial (gain) loss on pension and postretirement benefit obligations	—	—	(2.6)	—	—	12.9
Depreciation and amortization	69.9	35.5	—	77.3	38.1	—
Restructuring and other similar charges	23.4	8.2	—	12.0	22.5	0.4
Acquisition-related fair value adjustment	4.3	—	—	—	—	—
Stock-based compensation expense	3.1	2.1	8.2	2.3	1.3	3.9
Loss from discontinued operations, net of tax	—	—	—	1.4	—	—
Impact of RHF product line exit (1)	—	12.2	—	—	21.3	—
Last-in first-out inventory adjustments	(0.7)	(1.6)	—	(4.2)	3.4	—
Other, net	0.5	0.3	—	—	—	—
Adjusted EBITDA	$235.4	$141.8	$(30.7)	$234.2	$159.4	$(28.1)
Adjusted EBITDA margin (2)	20.7%	18.4%		21.3%	20.3%

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement.

(2)
Calculation of Adjusted EBITDA margin for our Water Management platform excludes sales associated with the RHF product line. See reconciliation included within the supplemental data for additional details.

	Fiscal Year Ended
	March 31, 2017	March 31, 2016
Cash provided by operating activities	$195.1	$219.0
Expenditures for property, plant and equipment	(54.5)	(52.1)
Excess tax benefit on exercise of stock options	—	4.0
Free cash flow	$140.6	$170.9

Fiscal 2018 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2018
Net income attributable to Rexnord common shareholders	$87 million to $107 million
Dividends on preferred stock	23
Provision for income taxes	54
Interest expense, net	85
Depreciation and amortization	88
Restructuring and other similar charges	9
Stock-based compensation expense	19
Adjusted EBITDA	$365 million to $385 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2018. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(in Millions) (Unaudited)

	Twelve Months Ended
	March 31, 2017	March 31, 2016
Net income attributable to Rexnord	$74.1	$67.9
Other comprehensive loss:
Foreign currency translation adjustments	(12.8)	(10.0)
Unrealized income (loss) on interest rate derivatives, net of tax	7.4	(4.3)
Change in pension and other postretirement defined benefit plans, net of tax	7.4	5.5
Other comprehensive income (loss), net of tax	2.0	(8.8)
Non-controlling interest loss	—	(0.4)
Total comprehensive income	$76.1	$58.7

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts) (Unaudited)

	March 31, 2017	March 31, 2016
Assets
Current assets:
Cash and cash equivalents	$490.1	$484.6
Receivables, net	322.9	317.6
Inventories	314.9	327.2
Other current assets	50.2	46.7
Total current assets	1,178.1	1,176.1
Property, plant and equipment, net	400.9	397.2
Intangible assets, net	558.6	520.9
Goodwill	1,318.2	1,193.8
Other assets	83.5	66.8
Total assets	$3,539.3	$3,354.8
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$16.5	$20.2
Trade payables	197.8	200.8
Compensation and benefits	54.3	54.0
Current portion of pension and postretirement benefit obligations	4.3	5.0
Other current liabilities	127.4	124.4
Total current liabilities	400.3	404.4

Long-term debt	1,606.2	1,899.9
Pension and postretirement benefit obligations	174.4	195.5
Deferred income taxes	208.8	186.0
Other liabilities	79.0	81.0
Total liabilities	2,468.7	2,766.8

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 103,600,540 at March 31, 2017 and 101,435,762 at March 31, 2016	1.0	1.0
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at March 31, 2017 and 0 at March 31, 2016	0.0	—
Additional paid-in capital	1,262.1	856.2
Retained deficit	(55.5)	(129.6)
Accumulated other comprehensive loss	(137.0)	(139.0)
Total Rexnord stockholders' equity	1,070.6	588.6
Non-controlling interest	—	(0.6)
Total stockholders' equity	1,070.6	588.0
Total liabilities and stockholders' equity	$3,539.3	$3,354.8

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions) (Unaudited)

	Year Ended
	March 31, 2017	March 31, 2016
Operating activities
Net income	$74.1	$67.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	63.3	58.0
Amortization of intangible assets	42.1	57.4
Amortization of deferred financing costs	2.4	2.0
Non-cash asset impairment	1.5	17.5
Loss on dispositions of property, plant and equipment	0.2	0.6
Deferred income taxes	(18.4)	(13.9)
Non-cash charge for disposal of discontinued operations	—	1.5
Actuarial (gain) loss on pension and post retirement benefit obligations	(2.6)	12.9
Other non-cash (credits) charges	(1.0)	9.6
Loss on extinguishment of debt	7.8	—
Stock-based compensation expense	13.4	7.5
Changes in operating assets and liabilities:
Receivables	(5.8)	1.5
Inventories	22.5	37.7
Other assets	(9.2)	7.5
Accounts payable	(5.3)	(32.4)
Accruals and other	10.1	(15.9)
Cash provided by operating activities	195.1	219.0

Investing activities
Expenditures for property, plant and equipment	(54.5)	(52.1)
Acquisitions, net of cash acquired	(213.7)	1.1
Proceeds from dispositions of property, plant and equipment	4.2	5.8
Proceeds from divestiture, net of cash	—	—
Cash used for investing activities	(264.0)	(45.2)

Financing activities
Proceeds from borrowings of debt	1,590.3	0.9
Repayments of long-term debt	(1,885.8)	(19.5)
Proceeds from borrowings of short-term debt	16.1	—
Repayments of short-term debt	(19.5)	(5.9)
Payment of debt issuance costs	(11.8)	(0.9)
Deferred acquisition payment	(5.7)	—
Proceeds from issuance of preferred stock, net of direct offering costs	389.7	—
Payment of preferred stock dividends	(4.4)	—
Proceeds from exercise of stock options	11.0	5.1
Repurchase of Company common stock	—	(40.0)
Excess tax benefit on exercise of stock options	—	4.0
Cash provided by (used for) financing activities	79.9	(56.3)
Effect of exchange rate changes on cash and cash equivalents	(5.5)	(3.2)
Increase in cash and cash equivalents	5.5	114.3
Cash and cash equivalents at beginning of period	484.6	370.3
Cash and cash equivalents at end of period	$490.1	$484.6

Rexnord Corporation and Subsidiaries
Supplemental Pro forma(1) Data (in Millions) (Unaudited)
Fiscal 2017 and Fiscal 2016 Quarterly Results

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$263.7	$286.9	$270.3	$313.8	$1,134.7
Water Management, as adjusted (1)	201.6	198.6	179.1	189.5	768.8
Total, as adjusted (1)	$465.3	$485.5	$449.4	$503.3	$1,903.5

Sales growth
Core growth	(1)%	(2)%	(5)%	—%	(2)%
Currency translation	(1)%	—%	(1)%	—%	(1)%
Acquisition/divestiture	(1)%	3%	4%	2%	3%
Reported growth	(3)%	1%	(2)%	2%	—%

Adjusted EBITDA
Process & Motion Control	$49.0	$60.7	$55.7	$70.0	$235.4
Water Management	38.3	37.9	31.5	34.1	141.8
Corporate	(8.3)	(8.3)	(8.0)	(6.1)	(30.7)
Total	$79.0	$90.3	$79.2	$98.0	$346.5

Adjusted EBITDA %
Process & Motion Control	18.6%	21.2%	20.6%	22.3%	20.7%
Water Management	19.0%	19.1%	17.6%	18.0%	18.4%
Total (including Corporate)	17.0%	18.6%	17.6%	19.5%	18.2%

Depreciation & amortization of intangible assets
Process & Motion Control	$19.3	$15.5	$17.0	$18.1	$69.9
Water Management, as adjusted (1) (2)	9.4	8.6	8.8	8.2	35.0
Total, as adjusted (1) (2)	$28.7	$24.1	$25.8	$26.3	$104.9

	Fiscal 2016
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$271.6	$268.8	$265.8	$294.1	$1,100.3
Water Management, as adjusted (1)	196.6	208.5	188.2	191.2	784.5
Total, as adjusted (1)	468.2	477.3	454.0	485.3	1,884.8

Sales growth
Core growth	(2)%	(5)%	(4)%	(3)%	(3)%
Currency translation	(5)%	(5)%	(4)%	(2)%	(4)%
Acquisition/divestiture	2%	2%	1%	—%	1%
Reported growth	(5)%	(8)%	(7)%	(5)%	(6)%

Adjusted EBITDA
Process & Motion Control	$57.0	$55.7	$56.6	$65.0	$234.3
Water Management	38.9	43.5	43.4	33.6	159.4
Corporate	(8.8)	(6.1)	(7.9)	(5.4)	(28.2)
Total	$87.1	$93.1	$92.1	$93.2	$365.5

Adjusted EBITDA %
Process & Motion Control	21.0%	20.7%	21.3%	22.1%	21.3%
Water Management	19.8%	20.9%	23.1%	17.6%	20.3%
Total (including Corporate)	18.6%	19.5%	20.3%	19.2%	19.4%

Depreciation & amortization of intangible assets
Process & Motion Control	$19.2	$19.0	$19.6	$19.5	$77.3
Water Management, as adjusted (1) (2)	9.0	9.4	9.9	9.8	38.1
Total, as adjusted (1) (2)	$28.2	$28.4	$29.5	$29.3	$115.4

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance.  To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management and consolidated financial information that has been adjusted to exclude the RHF product line. Refer to the "Reconciliation of GAAP to Non-GAAP Financial Measures" schedules below.

(2)
Water Management depreciation and amortization includes depreciation associated with RHF of $0.3 million and $0.2 million, in the first and second quarters of fiscal 2017, respectively. Water Management depreciation and amortization includes depreciation and amortization associated with RHF of $0.4 million, $0.5 million, $0.5 million and $0.5 million in the first, second, third and fourth quarters of fiscal 2016, respectively.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2017 and Fiscal 2016 Quarterly Results
(in Millions) (Unaudited)

Reconciliation of Water Management Net Sales to Water Management Net Sales Excluding RHF:

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$208.1	$204.1	$181.5	$189.8	$783.5
Less RHF net sales (1)	(6.5)	(5.5)	(2.4)	(0.3)	(14.7)
Water Management net sales, as adjusted (1)	$201.6	$198.6	$179.1	$189.5	$768.8

	Fiscal 2016
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$213.5	$217.1	$194.4	$198.5	$823.5
Less RHF net sales (1)	(16.9)	(8.6)	(6.2)	(7.3)	(39.0)
Water Management net sales, as adjusted (1)	$196.6	$208.5	$188.2	$191.2	$784.5

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management net sales that has been adjusted to exclude the RHF product line.